Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-150066) of our reports relating to the consolidated financial statements of InfuSystem Holdings, Inc. and Subsidiary (formerly HAPC, Inc.) and the effectiveness of InfuSystem Holdings, Inc. and Subsidiary’s (formerly HAPC, Inc.) internal control over financial reporting dated February 27, 2009, such report expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company being in the development stage prior to October 25, 2007), appearing in the Annual Report on Form 10-K of InfuSystem Holdings, Inc. for the year ended December 31, 2008.

/S/ DELOITTE & TOUCHE LLP

March 3, 2009